Exhibit 10.36
AGREEMENT OF SETTLEMENT
     This Agreement of Settlement (the “Settlement Agreement”) is made and entered into as of October 1, 2009, by and among Brightpoint, Inc. (“Brightpoint”), on the one hand, and NC Telecom Holding A/S (f/k/a Dangaard Holding A/S) (“NC Holding”), Nordic Wholesale Services S.a.r.l., the beneficial owner of NC Holding (“Nordic Luxco”), and Nordic Capital Fund VI (consisting of Nordic Capital VI Alpha, L.P., Nordic Capital VI Beta L.P., Nordic Capital VI Limited, NC VI Limited and Nordic Industries Limited) (“Nordic” and, with NC Holding and Nordic Luxco, the “Dangaard Entities”), on the other hand.
     WHEREAS, Brightpoint and the Dangaard Entities executed a Stock Purchase Agreement dated as of February 19, 2007 (as amended, the “Stock Purchase Agreement”) pursuant to which NC Holding sold Dangaard Telecom A/S (“Dangaard”) to Brightpoint (the “Sale”); and
     WHEREAS, the closing of the transactions contemplated by the Stock Purchase Agreement occurred on July 31, 2007, and simultaneously therewith the following documents, among others, were executed: (i) an Escrow Agreement (the “Escrow Agreement”) by and among Brightpoint, NC Holding and American Stock Transfer & Trust Company (the “Escrow Agent”); (ii) a Shareholder Agreement between Brightpoint and NC Holding (the “Shareholder Agreement”) and (iii) a Registration Rights Agreement (the “Registration Rights Agreement”) between Brightpoint and NC Holding; and
     WHEREAS, pursuant to the Stock Purchase Agreement, Brightpoint and the Dangaard Entities (collectively, the “Parties”) have certain rights to indemnification; and
     WHEREAS, Brightpoint claims to have asserted certain claims for indemnification against NC Holding as more fully set forth in two letters dated July 30, 2008 and May 13, 2009 (the “Letters”), which are annexed hereto as Exhibits A and B, respectively, pursuant to the Stock Purchase Agreement (together with all acts or omissions that were or might have been raised in the Letters and any other potential claims (subject to certain limited exceptions set forth herein) that Brightpoint has, ever had or may have against the Dangaard Entities related to, arising out of or in connection with Dangaard and its business and assets, the Sale and the other transactions contemplated by the Stock Purchase Agreement, whether pursuant to contract, tort (including, without limitation, claims based on fraud) or otherwise, collectively the “Claims”); and

     WHEREAS, the Dangaard Entities dispute the validity of the Claims and deny that they have any liability to Brightpoint; and
     WHEREAS, in the interest of finality and to avoid the burden and expense of litigation, and without admitting the validity of any Claim or liability therefor, the Parties wish to settle and compromise all of the Claims and to provide for the release of substantially all of the Claims; and
     WHEREAS, the Parties have agreed to settle the Claims on the terms and conditions provided herein.
     NOW, THEREFORE, in consideration of the above premises and for valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Settlement Deliveries.
     On the date on which this Settlement Agreement is executed:
     a. The Dangaard Entities shall deliver to Brightpoint an executed Release in the form annexed hereto as Exhibit C.
     b. Brightpoint shall deliver to the Dangaard Entities (i) an executed Release in the form annexed hereto as Exhibit D, and (ii) fifteen million, five hundred thousand dollars ($15,500,000.00) in cash (the “Funds”) by wire transfer of immediately available funds to the following account:
IBAN: DK6120005036198941
Bank name: Nordea Bank Danmark A/S
Swift/BIC code: NDEADKKK
     c. The Dangaard Entities shall cause the Escrow Agent (who also serves as transfer agent for Brightpoint’s common stock, par value $.01 per share (the “Brightpoint Stock”)) to deliver three million (3,000,000) shares of Brightpoint Stock (the “Shares”) to Brightpoint pursuant to an executed joint instruction letter annexed hereto as Exhibit E.
     d. Thorleif Krarup shall release and deliver his duly executed resignation from the Board of Directors of Brightpoint currently held in escrow by Robert J. Mittman at Blank Rome LLP.
     2. Amendment to Shareholder Agreement; Other Matters.
     a. In addition to the foregoing deliveries, upon execution of this Settlement Agreement, the Shareholder Agreement is hereby amended by deleting Article II thereof in its entirety. All other terms and conditions of the Shareholder Agreement are hereby ratified, confirmed and shall remain in full force and effect.
     b. Brightpoint hereby acknowledges and agrees that the contemplated transfer of Brightpoint Stock from NC Holding to certain direct and indirect equityholders in NC Holding that results in the individuals listed on Schedule I annexed hereto holding the Brightpoint Stock (whether in one or more steps) (the “NC Holding Unwind”) constitutes a “Permitted Transfer” under the Shareholder Agreement and further agrees, at the expense of the Dangaard Entities, to cooperate with the Dangaard Entities to effectuate the NC Holding Unwind; provided, however, that if any affiliate of Nordic or Mr. Thorleif Krarup receive Brightpoint Stock in the NC Holding Unwind, they shall each execute a joinder in the form annexed hereto as Exhibit F.
     3. Representations and Warranties.
     a. By the Parties.
     Each of the Parties hereto represents and warrants to the other that it was represented by counsel licensed to practice in the courts of the State of New York and is each satisfied with such representation.
     b. By Brightpoint.
          i. Brightpoint is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
          ii. This Settlement Agreement is a legal, valid and binding obligation of Brightpoint, enforceable according to its terms, and has been executed by a duly authorized representative of Brightpoint.
          iii. Brightpoint, in making the decision to enter into this Settlement Agreement, has not relied upon any oral or written representations or assurances from any Dangaard Entity, any of their respective affiliates, officers, directors or employees or any other representatives or agents of any Dangaard Entity.
          iv. Brightpoint has all corporate power and authority to execute this Settlement Agreement. This Settlement Agreement has been validly authorized, executed and delivered by Brightpoint, and no further corporate actions are required on the part of Brightpoint to authorize the execution and delivery of this Settlement Agreement. The execution, delivery and performance of this Settlement Agreement by Brightpoint does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) the organizational documents of Brightpoint, (ii) any agreement, contract or instrument to which Brightpoint is a party which would prevent Brightpoint from performing its obligations hereunder, or (iii) any law, statute, rule or regulation to which Brightpoint is subject.
          v. Brightpoint acknowledges that it has had the opportunity to review this Settlement Agreement and the transactions contemplated by this Settlement Agreement with its own legal counsel and investment and tax advisors. Brightpoint is not relying on any statements or representations of any Dangaard Entity or any of their respective affiliates, representatives or agents for legal, tax or investment advice with respect to this Settlement Agreement or the transactions contemplated by the Settlement Agreement.
     c. By the Dangaard Entities.
          i. Each Dangaard Entity is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the laws of the jurisdiction of its organization.
          ii. This Settlement Agreement is a legal, valid and binding obligation of each Dangaard Entity, enforceable according to its terms, and has been executed by a duly authorized representative of each Dangaard Entity.
          iii. Each Dangaard Entity is sophisticated in financial matters and each such entity is able to evaluate the risks and benefits attendant to the sale of the Shares to Brightpoint.
          iv. The Dangaard Entities, in making the decision to sell the Shares to Brightpoint, have not relied upon any oral or written representations or assurances from Brightpoint, or any of Brightpoint’s affiliates, officers, directors or employees or any other representatives or agents of Brightpoint. The Dangaard Entities have had access to all of the filings made by Brightpoint with the United States Securities and Exchange Commission (“SEC”), pursuant to the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, in each case to the extent available publicly via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.
          v. Each Dangaard Entity has all corporate, limited liability company or partnership power and authority, as appropriate, to execute this Settlement Agreement. This Settlement Agreement has been validly authorized, executed and delivered by each Dangaard Entity, and no further corporate, limited liability company or partnership actions, as appropriate, are required on the part of any such Dangaard Entity to authorize the execution and delivery of this Settlement Agreement. The execution, delivery and performance of this Settlement Agreement by each Dangaard Entity does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) the organizational documents of any Dangaard Entity, (ii) any agreement, contract or instrument to which any Dangaard Entity is a party which would prevent any Dangaard Entity from performing its respective obligations hereunder, or (iii) any law, statute, rule or regulation to which any such Dangaard Entity is subject.
          vi. Each Dangaard Entity acknowledges that it has had the opportunity to review this Settlement Agreement and the transactions contemplated by this Settlement Agreement with its own legal counsel and investment and tax advisors. No Dangaard Entity is relying on any statements or representations of Brightpoint or any of Brightpoint’s respective affiliates, representatives or agents for legal, tax or investment advice with respect to this Settlement Agreement or the transactions contemplated by the Settlement Agreement.
          vii. NC Holding is the beneficial owner of the Shares and will transfer to Brightpoint good and marketable title to the Shares, free and clear of any liens, claims, security interests, options charges or any other encumbrance whatsoever.
     4. Acknowledgement; Waiver.
     Each Dangaard Entity (i) acknowledges that Brightpoint may possess or have access to material non-public information which has not been communicated to any Dangaard Entity; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that it may now have or may hereafter acquire, whether presently known or unknown, against Brightpoint or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the sale of the Shares pursuant to this Settlement Agreement, including without limitation, any claims arising under Rule 10b-(5) of the Securities and Exchange Act of 1934; and (iii) is aware that Brightpoint is relying on the truth of the representations set forth in Sections 3.a and 3.c of this Settlement Agreement and the foregoing acknowledgement and waiver in clauses 4.i and 4.ii above, respectively, in connection with the transactions contemplated by this Settlement Agreement. Notwithstanding the foregoing, nothing in this Section 4 shall prevent a Dangaard Entity or any of its successors, assigns, subsidiaries or affiliates from receiving any relief to which it may be entitled due to its membership in any class of security holders of Brightpoint having claims against Brightpoint.
     5. Miscellaneous Provisions.
     a. This Settlement Agreement (together with the Exhibits and Schedules hereto) sets forth the entire agreement among the Parties with respect to its subject matter and, other than as specifically amended or modified herein (including in the Exhibits hereto), all other terms and conditions of all other agreements between the Parties, including but not limited to the (i) Escrow Agreement, (ii) Shareholder Agreement, (iii) Stock Purchase Agreement and (iv) Registration Rights Agreement, remain in full force and effect. Nothing in this Settlement Agreement shall be deemed to amend, modify, waive or alter the Underwriting Agreement dated July 15, 2009 by and among Brightpoint, NC Holding and Deutsche Bank Securities, Inc.
     b. This Settlement Agreement may not be changed, modified or amended except by a written instrument signed by the Parties.
     c. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be exchanged by e-mail or facsimile, and each signature page so exchanged shall be considered an original.
     d. This Settlement Agreement shall be binding on the Parties and their respective predecessors, successors, assigns, parents, subsidiaries, affiliates, divisions, groups, and present and former officers, directors, and employees.
     e. Unless Brightpoint instructs otherwise in writing, all notices to Brightpoint regarding this Settlement Agreement shall be delivered to:
Brightpoint, Inc.
7635 Interactive Way, Suite 200
Indianapolis, Indiana 46278 USA
ATTN: Steven E. Fivel
Executive Vice President, General Counsel & Secretary
Tel: (317)707-2520
E-mail: steve.fivel@brightpoint.com
With a copy to:
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
ATTN: Robert J. Mittman
Tel: (212) 885-5555
E-mail: rmittman@blankrome.com

     f. Unless NC Holding instructs otherwise in writing, all notices to the Dangaard Entities regarding this Settlement Agreement shall be delivered to:
NC Telecom Holding A/S
c/o NC Advisory A/S
Sankt Annae Plads 11
1250 Copenhagen K, Denmark
ATTN: Michael Haaning
Tel: +45 (3344) 7750
E-mail: michael.haaning@nordiccapital.com
With a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
ATTN: David A. Kurzweil
Tel: (212) 906-1200
E-mail: david.kurzweil@lw.com
     g. Unless otherwise indicated or agreed to in writing by the Party to receive the delivery of any document, as used in this Settlement Agreement “deliver” and “delivery” shall mean transmission by overnight courier and e-mail.
     h. The Parties are entering into this Settlement Agreement solely in order to avoid further expense, inconvenience, risk and delay and to permit the continued operation of their affairs unhindered by expensive litigation and by distraction and diversion of themselves and their employees, and thereby to put to rest all controversy with respect to the Claims. This Settlement Agreement and each of its provisions, and the settlement provided for herein, whether or not consummated, and any negotiations, proceedings or agreements relating to the Settlement Agreement, or any matter arising in connection with such negotiations, proceedings or agreements are not and shall not in any event be:
          i. construed as, offered in evidence as, received in evidence as, and/or deemed to be evidence of a presumption, concession or an admission by the Parties of the truth of any fact alleged or the validity of any claim that has been, or could have been, asserted in the Claims, or of the deficiency of any defense that has been, could have been, or in the future might be asserted in any litigation, or of any liability, fault, wrongdoing or otherwise of any of the

Parties;
          ii. construed as, offered in evidence as, received in evidence as, and/or deemed to be evidence of a presumption, concession or an admission of any fault, breach of duty, wrongful act or misrepresentation or omission in any statement or written document approved or made by any of the Parties or the approval or making of which was participated in by the Parties or any employee of any of the Parties; or
          iii. construed by anyone for any purpose whatsoever as evidence of a presumption, concession or admission of any liability, fault or wrongdoing on the part of any of the Parties;
          provided, however, that nothing in this Section 5(h) shall prohibit any Party from introducing the fully executed Settlement Agreement and the releases attached as exhibits hereto as evidence in an action to enforce their terms.
     i. This Settlement Agreement shall be deemed to have been drafted jointly by the Parties.
     j. Whenever possible, each provision of this Settlement Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Settlement Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Settlement Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     6. Governing Law.
          For the avoidance of any doubt, Sections 12.13 and 12.14 of the Stock Purchase Agreement, captioned, respectively, “Controlling Law” and “Jurisdiction and Process,” shall apply to this Settlement Agreement, the releases attached as exhibits hereto, and all other collateral documents executed in connection herewith. Those Sections of the Stock Purchase Agreement read as follows:
“12.13 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.”

“12.14 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).”
     7. Continuing Indemnification Obligations.
Notwithstanding anything to the contrary that may be contained in this Settlement Agreement or in the Release attached hereto as Exhibit D, Section 6.16 of the Stock Purchase Agreement, captioned “Shareholder’s Indemnification Rights under the June Stock Purchase Agreement” shall remain in full force and effect. Section 6.16 of the Stock Purchase Agreement reads as follows:
“6.16 Shareholder’s Indemnification Rights under the June Stock Purchase Agreement.
(a) Effective as of the Closing, Shareholder hereby transfers and assigns to Parent all of its rights to indemnification under that certain Share Sale and Purchase Agreement dated June 13, 2006 by and between Shareholder and the former shareholders of Target (the “June Stock Purchase Agreement”). In the event that any such transfer or assignment is limited or not permitted pursuant to the June Stock Purchase Agreement and in the event that a Parent Indemnitee seeks indemnification for any Losses under Section 11 herein, Shareholder shall from and after the Closing, at the direction of Parent and as promptly as practicable after Shareholder’s receipt of an Indemnification Notice from such Parent Indemnitee, enforce its right to indemnification for such Losses. The Indemnification Notice shall set forth the basis of the claim to be made under the June Stock Purchase Agreement, together with all relevant details in the possession of Parent or Target, and shall instruct Shareholder to enforce its right to indemnification under the June Stock Purchase Agreement. Upon receipt of such Indemnification Notice, Shareholder shall, as promptly as reasonably practicable, make a claim for indemnity under the June Stock Purchase Agreement in accordance with the terms thereof, and in connection with such claim shall only take such actions and incur such fees as reasonably requested by Parent. In connection with enforcing such rights, Parent shall, and shall cause Target to, cooperate with Shareholder and its counsel and provide Shareholder with access to all information and personnel in its possession relevant or reasonably necessary for enforcing such rights. All amounts recovered pursuant to such indemnification right (net of any Taxes and any actual out-of-pocket fees and expenses of Shareholder in connection with Shareholder seeking such Indemnification Proceeds) (the “Indemnification Proceeds”) which exceed the Cap set forth in Section 11.4.2 (the “Indemnification Excess”) shall increase the Cap in order to provide the Parent Indemnitee the full benefit of such Indemnification Proceeds. Parent shall indemnify Shareholder for any Losses of Shareholder arising out of the exercise of such indemnification rights under the June Stock Purchase Agreement (including the actual out-of-pocket fees and expenses incurred by it in connection with Shareholder seeking such Indemnification Proceeds). Furthermore, notwithstanding anything to the contrary in this Agreement, Shareholder shall pay all such Indemnification Proceeds to the Parent Indemnitee promptly after receipt thereof in accordance with Section 11.6 herein, provided, however, that Shareholder shall pay any Indemnification Excess to the Parent Indemnitee promptly after receipt thereof in cash. For purposes of clarification, in no circumstance shall Section 11.4.1 (Basket) or Section 11.4.2 (Cap) be applicable to any Indemnification Proceeds received by Shareholder.
(b) Effective as of the Closing, Shareholder hereby agrees that it shall not, by its own voluntary action, liquidate, dissolve or otherwise cease to exist so long as its indemnification rights under the June Stock Purchase Agreement are enforceable; provided, however, that any involuntary action of liquidation, dissolution or cessation of existence of Shareholder is not a result of the actions or inactions of Shareholder or Nordic; provided further that nothing in this Section 6.16(b) shall prohibit Shareholder from issuing dividends or making distributions, including from proceeds received from the sale of any Parent Shares, or otherwise writing down its share capital or buying back shares.
(c) Effective as of the Closing, Nordic hereby agrees to cause Shareholder to comply with the covenants provided for in this Section 6.16 and shall indemnify Parent for any Losses associated with Shareholder’s failure to use commercially reasonable efforts to comply with the terms and conditions of this Section 6.16, in each case until the earlier of (i) when Shareholder no longer has any right to indemnification under the June Stock Purchase Agreement or (ii) six (6) years after the Closing. Notwithstanding the foregoing, Nordic’s obligation to indemnify Parent for any such Losses shall be limited to, and shall not exceed, the value (measured at the Closing) of its pro rata interest (determined based upon Nordic’s shareholdings in Shareholder) in the Purchase Price payable to Shareholder at Closing. Notwithstanding any other provision hereof, each of Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., acting through their general partner, Nordic Capital VI Limited, NC VI Limited and Nordic Industries Limited shall be only severally, and not jointly liable, for any indemnification or other obligations pursuant to this Section 6.16(c) (in proportion to their respective holdings in Shareholder).”
     Except to the extent set forth in the Release attached hereto as Exhibit D, the parties explicitly acknowledge that Brightpoint has the right to pursue all remedies available to it with respect to the dispute referred to in the Letters as the “Norwegian Tax Matters”.
[Signature pages follow]

     IN WITNESS WHEREOF, the Parties have duly authorized the execution and delivery of this Settlement Agreement as of the date written below.
Dated: October 1, 2009

BRIGHTPOINT, INC. 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President

NC TELECOM HOLDING A/S c/o NC Advisory A/S Sankt Annae Plads 11 1250 Copenhagen K Denmark
By:	/s/ Michael Haaning
Michael Haaning
Director

NORDIC WHOLESALE SERVICES S.A.R.L. 5, rue Guillaume Kroll 1882 Luxembourg
By:	/s/ Ingrid Moinet
Ingrid Moinet
Class A Manager

NORDIC CAPITAL VI ALPHA, L.P. acting by its general partner Nordic Capital VI Limited 26 Esplanade St. Helier Jersey JE2 3QA Channel Islands
By:	/s/ Lynda Elliott
Lynda Elloitt
Director

NORDIC CAPITAL VI BETA, L.P. acting by its general partner Nordic Capital VI Limited 26 Esplanade St. Helier Jersey JE2 3QA Channel Islands
By:	/s/ Lynda Elliott
Lynda Elloitt
Director

NC VI LIMITED 26 Esplanade St. Helier Jersey JE2 3QA Channel Islands
By:	/s/ Lynda Elliott
Lynda Elloitt
Director

NORDIC INDUSTRIES LIMITED 26 Esplanade St. Helier Jersey JE2 3QA Channel Islands
By:	/s/ Lynda Elliott
Lynda Elloitt
Director

NORDIC CAPITAL VI LIMITED 26 Esplanade St Helier Jersey JE2 3QA Channel Islands
By:	/s/ Lynda Elliott
Lynda Elloitt
Director